Exhibit 99.1

FOR IMMEDIATE RELEASE

August 9, 2024

James Berg

Chief Financial Officer

jim.berg@trackgrp.com

Track Group Reports 3rd Quarter Fiscal 2024 Financial Results

NAPERVILLE, ILLINOIS – Track Group, Inc. (OTCQB: TRCK), a global leader in offender tracking and monitoring services, today announced financial results for its fiscal quarter ended June 30, 2024 (“Q3 FY24”). In Q3 FY24, the Company posted (i) total revenue of $9.2 Million (“M”), an increase of approximately 6% over total revenue of $8.7M for the quarter ended June 30, 2023 (“Q3 FY23”); (ii) Q3 FY24 gross profit of $4.3M representing an increase of approximately 17% over Q3 FY23 of $3.7M; (iii) Q3 FY24 operating loss of ($0.5M) compared to Q3 FY23 operating loss of ($0.3M); (iv) Q3 FY24 Adjusted EBITDA of $1.6M, representing a 44% increase, and; (v) net loss attributable to common shareholders of ($0.9M) in Q3 FY24 compared to ($0.7M) in Q3 FY23.

FINANCIAL HIGHLIGHTS

●

Total Q3 FY24 revenue of $9.2M was up 6% compared to Q3 FY23 revenue of $8.7M. Revenue for the nine months ended June 30, 2024 (“9M FY24’) of $27.1M was up approximately 5% compared to revenue of $25.9M for the nine months ended June 30, 2023 (“9M FY23”). This positive performance can be attributed to increased activity among customers in Illinois, Puerto Rico, and Brazil, partially offset by decreases in revenue from customers in Indiana, Virginia and Chile.

●

Gross Profit of $4.3M rose by 17% ($0.6M) in Q3 FY24 compared to Q3 FY23. Gross profit for 9M FY24 was $12.4M compared to gross profit of $11.6M for 9M FY23. This improvement stems from factors like increased revenue, reduced communication costs and lower lost, stolen or damaged costs. However, it was partly offset by higher server costs.

●

Operating loss in Q3 FY24 of ($0.5M) rose compared to ($0.3M) in Q3 FY23. Operating loss for 9M FY24 of ($1.7M) was up approximately 30% compared to ($1.3M) for 9M FY23. This rise in operating loss is primarily due to higher operating expenses. Operating expenses were up $1.2M in 9M FY24 compared to 9M FY23, primarily due to a non-recurring settlement related to a contract dispute of approximately $1.0M.

●

Adjusted EBITDA for Q3 FY24 was $1.6M, up 44% compared to $1.1M for Q3 FY23. Adjusted EBITDA for 9M FY24 was $3.4M, up 21% compared to Adjusted EBITDA for 9M FY23 of $2.8M primarily due to negative currency exchange rate movements of $0.6M in Q3 FY24 compared to Q3 FY23. Adjusted EBITDA in 9M FY24 as a percentage of revenue increased to 13%, compared to 11% in 9M FY23.

●

Cash balance of $1.9M for Q3 FY24 declined 53% compared to $4.1M at September 30, 2023.  The decrease in cash position was due to a decrease in net cash provided by operating activities of approximately $1.4M.

●

Net loss attributable to shareholders in Q3 FY24 was ($0.9M) compared to ($0.7M) in Q3 FY23, an increase of $0.2M. Net loss attributable to shareholders in 9M FY24 was ($2.8M), compared to ($2.1M) for 9M FY23, a change principally attributable to negative currency exchange rate movements and a non-recurring settlement related to a contract dispute of approximately $1.0M.

“In the quarter ending June 30, 2024, we demonstrated continued growth in revenue and gross profit, surpassing Q3 FY23. Notably, revenues grew by 6% ($9.2M vs. $8.7M in Q3 FY23), while gross profit experienced a 17% increase ($4.3M vs $3.7M in Q3 FY23). Adjusted EBITDA increased to $1.6M in Q3 FY24 compared to $1.1M in Q3 FY23. We are optimistic about maintaining and building upon these positive trends throughout the year, expecting continued improvements compared to the same quarter last year. This momentum reflects our dedication to growth and sets a promising tone for the ongoing fiscal year.” said Derek Cassell, Track Group’s CEO.

Business Outlook

Despite previous challenges from supply chain delays, the impact of the Coronavirus, and the phase-out of our 3G-based cellular devices in the U.S., Track Group stands resilient. The demonstrated financial growth continued in Q3 FY24 which reinforces our confidence in the strategic reinvestment in technology and the implementation of new programs initiated in late FY23. These endeavors position us well for a sustained return to growth throughout FY24. Our outlook for FY24 is as follows:

	Actual		Outlook
	FY 2022	FY 2023	FY 2024
Revenue (in millions):	$37.0	$34.5	$37	-	38

Adjusted EBITDA Margin:	18.0%	11.1%	11	-	15%

About Track Group, Inc.

Track Group designs, manufactures, and markets location tracking devices; as well as develops and sells a variety of related software, services, and accessories, networking solutions, and monitoring applications. The Company's products and services are designed to empower professionals in security, law enforcement, corrections, and rehabilitation organizations worldwide with single-sourced offender management solutions that integrate reliable intervention technologies to support re-socialization and monitoring initiatives.

The Company currently trades under the ticker symbol "TRCK" on the OTCQB exchange. For more information, visit www.trackgrp.com.

Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to Track Group, Inc., and subsidiaries ("Track Group") are intended to identify such forward-looking statements. These statements are only predictions and reflect Track Group's current beliefs and expectations with respect to future events and are based on assumptions and subject to risks and uncertainties and subject to change at any time. Track Group may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in Track Group's annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. New risks emerge from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Non-GAAP Financial Measures

This release includes financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission including non-GAAP EBITDA. These measures may be different from non- GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. Reconciliations of these non-GAAP financial measures are based on the financial figures for the respective period.

Non-GAAP Adjusted EBITDA excludes items included but not limited to interest, taxes, depreciation, amortization, impairment charges, gains and losses, currency effects, one-time charges or benefits that are not indicative of operations, charges to consolidate, integrate or consider recently acquired businesses, costs of closing facilities, stock based or other non-cash compensation or other stated cash and non-cash charges (the “Adjustments”).

The Company believes the non-GAAP measures provide useful information to both management and investors when factoring in the Adjustments. Specific disclosure regarding the Company’s financial results, including management’s analysis of results from operations and financial condition, are contained in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2023, and other reports filed with the Securities and Exchange Commission. Investors are encouraged to carefully read and consider such disclosure and analysis contained in the Company’s Form 10-K and other reports, including the risk factors contained in such Form 10-K.

TRACK GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30,	September 30,
	2024	2023
Assets
Current assets:
Cash	$1,924,394	$4,057,195
Accounts receivable, net of allowance for credit losses of $494,409 and $178,095, respectively	4,682,297	4,536,916
Prepaid expense and deposits	822,764	610,440
Inventory, net of reserves of $0 and $3,772, respectively	599,899	1,286,194
Other current assets	1,393,008	-
Total current assets	9,422,362	10,490,745
Property and equipment, net of accumulated depreciation of $1,759,697 and $1,920,850, respectively	65,033	115,808
Monitoring equipment, net of accumulated depreciation of $7,541,385 and $6,348,695, respectively	5,030,046	5,187,092
Intangible assets, net of accumulated amortization of $19,137,820 and $17,430,846, respectively	14,181,072	14,157,294
Goodwill	7,876,014	7,851,466
Other assets, net	832,087	2,442,154
Total assets	$37,406,614	$40,244,559

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$3,287,784	$2,796,712
Accrued liabilities	2,301,967	2,571,839
Current portion of long-term debt	87,457	308,417
Total current liabilities	5,677,208	5,676,968
Long-term debt, net of current portion	42,781,510	42,801,165
Long-term liabilities	208,446	259,359
Total liabilities	48,667,164	48,737,492

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock, $0.0001 par value: 30,000,000 shares authorized; 11,863,758 and 11,863,758 shares outstanding, respectively	1,186	1,186
Preferred stock, $0.0001 par value: 20,000,000 shares authorized; 0 shares outstanding	-	-
Series A Convertible Preferred stock, $0.0001 par value: 1,200,000 shares authorized; 0 shares outstanding	-	-
Paid in capital	302,600,546	302,597,115
Accumulated deficit	(312,383,090)	(309,610,397)
Accumulated other comprehensive loss	(1,479,192)	(1,480,837)
Total equity (deficit)	(11,260,550)	(8,492,933)
Total liabilities and stockholders’ equity (deficit)	$37,406,614	$40,244,559

TRACK GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2024	2023	2024	2023
Revenue:
Monitoring and other related services	$9,064,447	$8,539,023	$26,497,582	$25,007,830
Product sales and other	120,583	158,555	645,640	853,485
Total revenue	9,185,030	8,697,578	27,143,222	25,861,315

Cost of revenue:
Monitoring, products and other related services	4,182,692	4,211,807	12,387,179	11,835,327
Depreciation & amortization included in cost of revenue	732,749	821,915	2,316,100	2,438,649
Total cost of revenue	4,915,441	5,033,722	14,703,279	14,273,976

Gross profit	4,269,589	3,663,856	12,439,943	11,587,339

Operating expense:
General & administrative	3,091,210	2,228,545	9,022,963	7,852,864
Selling & marketing	761,890	717,246	2,278,861	2,215,588
Research & development	700,168	750,124	2,083,813	2,046,701
Depreciation & amortization	234,813	247,083	711,097	742,366
Total operating expense	4,788,081	3,942,998	14,096,734	12,857,519

Operating income (loss)	(518,492)	(279,142)	(1,656,791)	(1,270,180)

Other income (expense):
Interest expense, net	(439,515)	(430,824)	(1,306,307)	(1,251,349)
Currency exchange rate gain (loss)	(179,041)	418,011	(160,028)	972,953
Other income (expense), net	-	-	(3,443)	-
Total other income (expense)	(618,556)	(12,813)	(1,469,778)	(278,396)
Income (loss) before income tax	(1,137,048)	(291,955)	(3,126,569)	(1,548,576)
Income tax expense (benefit)	(266,969)	405,229	(353,876)	597,482
Net income (loss) attributable to common shareholders	(870,079)	(697,184)	(2,772,693)	(2,146,058)
Foreign currency translation adjustments	145,101	(402,454)	1,645	(156,622)
Comprehensive income (loss)	$(724,978)	$(1,099,638)	$(2,771,048)	$(2,302,680)

Net income (loss) per share – basic
Net income (loss) per share	$(0.07)	$(0.06)	$(0.23)	$(0.18)
Weighted average shares outstanding	11,863,758	11,863,758	11,863,758	11,863,758
Net income per share – diluted
Net income (loss)per share	$(0.07)	$(0.06)	$(0.23)	$(0.18)
Weighted average shares outstanding	11,863,758	11,863,758	11,863,758	11,863,758

TRACK GROUP, INC. AND SUBSIDIARIES

NON-GAAP ADJUSTED EBITDA JUNE 30 (Unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Nine Months Ended June,
	2024	2023	2024	2023
Non-GAAP Adjusted EBITDA
Net Income (loss) attributable to common shareholders	$(870)	$(697)	$(2,773)	$(2,146)
Interest expense, net	440	431	1,310	1,251
Depreciation and amortization	968	1,069	3,027	3,181
Income taxes (1)	(267)	405	(354)	598
Board compensation	75	76	178	314
Foreign exchange (gain)/loss	179	(418)	160	(973)
Other charges, net (2)	1,051	229	1,877	598
Non-GAAP Adjusted EBITDA	$1,576	$1,095	$3,425	$2,823
Non-GAAP Adjusted EBITDA, percent of revenue	17.1%	12.6%	12.6%	10.9%
Weighted average common shares outstanding - basic	11,863,758	11,863,758	11,863,758	11,863,758
Non-GAAP earnings per share	$0.13	$0.09	$0.29	$0.24
Weighted average common shares outstanding - diluted	11,863,758	11,863,758	11,863,758	11,863,758
Non-GAAP earnings per share	$0.13	$0.09	$0.29	$0.24

(1)

Currently, the Company has significant U.S. tax loss carryforwards that may be used to offset future taxable income, subject to IRS limitations. However, the Company is still subject to certain state, commonwealth, and other foreign based taxes.

(2)

Other charges include a non-recurring expense related to a settled contract dispute of approximately $0.5M for Q3 FY24 and approximately $1.0M for 9M FY24 and may include gains or losses and other non-recurring expenses and accrual adjustments.